Exhibit 10.42

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of March 10, 2003, by and between DEL MONTE FOODS COMPANY, a Delaware corporation, with its principal place of business in San Francisco, California (the “Company”) and NILS LOMMERIN, an individual residing in the State of California (“Executive”).

RECITALS

WHEREAS, the Company desires to employ Executive on the terms and conditions set forth herein, and Executive desires to be employed by the Company on such terms and conditions;

NOW, THEREFORE, in consideration of the foregoing recital, the mutual promises of the parties and the mutual benefits they will gain by the performance thereof, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties do hereby agree as follows:

1. Employment by the Company and Term.

(a) Term of Employment. The Company agrees to employ Executive as its Executive Vice President, Human Resources, and Executive hereby accepts such employment, subject to the terms and conditions set forth herein. The term of employment of Executive under this Agreement shall begin as of the date hereof and continue until terminated pursuant to Section 4 hereof. Notwithstanding the foregoing, the provisions of Sections 4(i) (Ongoing Obligations), 5 (Indemnification), 6 (Proprietary Information Obligations), 7 (Noninterference), 8 (Injunctive Relief), and 10 (Miscellaneous) shall survive the termination of this Agreement.

(b) Duties. Executive shall serve in an executive capacity and shall perform such duties as are consistent with his position as Executive Vice President, Human Resources and as may be reasonably required by the Company’s Board of Directors (the “Board”). In such position, Executive shall (i) oversee the planning, development and implementation of policies and programs relating to all aspects of Human Resources management for all Company locations; (ii) oversee employment, recruiting, labor relations, benefit plans, compensation, payroll, HRIS, training, safety, AA/EEO and corporate travel functions; (iii) provide leadership and work directly with the Compensation Committee of the Board on matters relating to executive compensation.

(c) Exclusive Performance of Duties. While employed by the Company, Executive agrees that he shall devote substantially all of his business time and best efforts solely and exclusively to the performance of his duties hereunder and to the business and affairs of the Company, whether such business is operated directly by the Company or through any affiliate of the Company. Executive further agrees that while employed by the Company, he will not, directly or indirectly, provide services on behalf of any competing corporation, limited liability company, partnership, joint venture, consortium, or other competing entity or person, whether as an executive, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, creditor, corporate officer or director; nor shall Executive acquire by reason of purchase during the term of his employment with the Company the ownership of more than one percent (1%) of the outstanding equity interest in any such competing entity. For purposes of this Section 1(c) and this Agreement, a “competing” entity is one engaged in any of the businesses in which the Company is engaged during Executive’s employment with the Company, which includes without limitation (i) dry and canned pet food and pet snacks business in the United States and Canada, (ii) specialty pet food business conducted worldwide, (iii) ambient tuna business in North America, (iv) other ambient seafood business involving products marketed in North America, (v) retail private label soup and retail private label gravy businesses in the United States, (vi) broth business in the United States, (vii) infant feeding business in the United States, and (viii) the manufacture and sale of processed fruits and vegetables, pineapple products and tomato products in the United States and South America. Subject to the foregoing, Executive may serve on boards of directors of non-competing unaffiliated corporations, subject to advance approval by the Board, and may serve on the boards of charitable organizations.

(d) Company Policies. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, provided, however, that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Compensation and Benefits.

(a) Salary. Executive shall receive for his services rendered hereunder an annual base salary of Three Hundred Thousand Dollars ($300,000), as adjusted from time to time in accordance with this Agreement (the “Base Salary”), payable on a semi-monthly basis in twenty-four (24) equal installments, less all applicable federal, state or local taxes and other normal payroll deductions.

(b) Annual Bonus. While a full-time employee of the Company, Executive shall be entitled to participate in the Company’s Annual Incentive Plan (the “AIP”) pursuant to the terms of which Executive shall be eligible to receive an annual bonus (the “Bonus”) targeted at 55% of Executive’s Base Salary, as adjusted from time to time in accordance with the AIP or applicable successor plan. Actual payment of the Bonus is based on Company performance and Executive’s individual achievements.

(c) Employee Welfare Benefits. During his employment with the Company, Executive shall be entitled to participate in any group insurance, hospitalization, medical, dental, health and accident, disability, life or similar plan or program of the Company now existing or established hereafter to the extent that he is eligible under the general provisions thereof. The Company may, in its sole discretion and from time to time, establish additional senior management benefit programs as it deems appropriate. Executive understands that any such plans may be modified or eliminated in the discretion of the Company in accordance with applicable law.

(d) Pension and Retirement Benefits. During his employment with the Company, Executive shall be entitled to participate in any pension, 401K and retirement plans of the Company now existing or established hereafter to the extent that he is eligible under the general provisions thereof. The Company may, in its sole discretion and from time to time, establish additional senior management benefit programs as it deems appropriate. Executive understands that any such plans may be modified or eliminated in the discretion of the Company in accordance with applicable law.

(e) Vacation. Executive shall be entitled to a period of annual paid vacation time equal to not less than four (4) weeks per year as adjusted from time to time in accordance with the Company’s vacation policy. The days selected for Executive’s vacation shall be mutually agreeable to the Company and Executive. Executive’s eligibility to carryover or to be paid for any portion of his accrued vacation shall be subject to the Company policy applicable to employees at a similar level in effect during the term of this Agreement.

(f) Expenses. Subject to compliance with the Company’s normal and customary policies regarding substantiation and verification of business expenses, Executive is authorized to incur on behalf of the Company, and the Company shall directly pay or shall fully reimburse Executive for all customary and reasonable expenses incurred for promoting, pursuing or otherwise furthering the business of the Company and its affiliates.

(g) Perquisites and Supplemental Benefits. During his employment with the Company, Executive shall be entitled to such perquisites and supplemental benefits as may be approved from time to time by the Compensation Committee of the Board.

3. Stock Options.

(a) During his employment with the Company, Executive shall be eligible to participate in the applicable stock and stock option plans of the Company. The terms and conditions of any stock or stock option agreement entered into by Executive and the Company from time to time are hereby incorporated into this Agreement.

(b) From time to time during Executive’s employment with the Company, the Board (or a committee thereof) shall evaluate the performance of management of the Company and determine whether it is appropriate to grant any additional stock and/or stock options to management, including without limitation, Executive. The Board (or such committee) shall be under no obligation to grant any such stock or stock options to Executive (or any other member of management), but will take into consideration industry standards for stock and stock option issuances to Executive Vice President, Human Resources in similar circumstances.

4. Termination of Employment.

(a) Termination Upon Death. If Executive dies during his employment with the Company, the Company shall pay to Executive’s estate, or other designated beneficiary(ies) as shown in the records of the Company, any earned and unpaid Base Salary as of Executive’s employment termination date (which for purposes of this Section 4(a) shall be the date of Executive’s death); accrued but unused vacation time as of the end of the month in which Executive dies; the amount of any unreimbursed expenses described in Section 2(f), which were incurred by Executive before his death; and benefits that Executive is then entitled to receive under benefit plans of the Company. All of the foregoing payments and benefits shall be paid less all applicable federal, state or local taxes and other normal payroll deductions, if any. Additionally, the Company shall pay to Executive’s estate, or other designated beneficiary(ies), at the end of the fiscal year in which Executive’s termination of employment occurs a pro rata portion of Executive’s target Bonus for the year in which Executive’s termination of employment occurs, prorated for Executive’s actual employment period during such year and adjusted for performance. Except as expressly provided in this Section 4(a), the Company shall have no obligation to make any other payment, including severance or other compensation, of any kind and all other benefits provided by the Company to Executive under this Agreement or otherwise shall cease as of Executive’s termination date.

(b) Termination Upon Disability. The Company may terminate Executive’s employment in the event Executive suffers a disability that renders Executive unable, as determined in good faith by the Board, to perform the essential functions of his position, even with reasonable accommodation, for six (6) consecutive months. In the event that Executive’s employment is terminated pursuant to this Section 4(b), Executive shall receive payment for any earned and unpaid Base Salary as of Executive’s employment termination date (which for purposes of this Section 4(b) shall be the date specified by the Board); accrued but unused vacation time as of the end of the month in which the termination of employment for disability occurs; the amount of any unreimbursed expenses described in Section 2(f), which were incurred by Executive before his termination date; and benefits that Executive is then entitled to receive under applicable benefit plans of the Company. All of the foregoing payments and benefits shall be paid less all applicable federal, state or local taxes and other normal payroll deductions, if any. In addition, after Executive’s termination date, Executive shall receive long term disability benefits under the applicable benefit plans of the Company to the extent Executive qualifies for such benefits. Except as expressly provided in this Section 4(b), all benefits provided by the Company to Executive under this Agreement or otherwise shall cease as of Executive’s termination date. In the event that Executive’s employment is terminated as a result of a determination pursuant to this Section 4(b), and provided that Executive has executed a general release in form and substance satisfactory to the Company and substantially similar to Exhibit A hereto, the Company also shall provide to Executive as severance the payment of an amount equal to Executive’s highest Base Salary during the twelve (12) month period prior to the termination date and the target Bonus for the year in which such termination occurs, less all applicable federal, state or local taxes and other normal payroll deductions, payable in equal installments on the Company’s regular pay schedule over a period of twelve (12) months.

(c) Voluntary Termination. Executive may voluntarily terminate his employment with the Company at any time. In the event that Executive’s employment is terminated under this Section 4(c), Executive shall receive payment for any earned and unpaid Base Salary as of Executive’s voluntary employment termination date (which for purposes of this Section 4(c) shall be the date Executive ceases to perform his duties hereunder as stated in Executive’s letter of resignation or as specified by the Board); accrued but unused vacation time as of Executive’s termination date; the amount of any unreimbursed expenses described in Section 2(f), which were incurred by Executive before his termination date; and benefits Executive is then entitled to receive under applicable benefit plans of the Company. All of the foregoing payments and benefits shall be paid less all applicable federal, state or local taxes and other normal payroll deductions, if any. Except as expressly provided in this Section 4(c), the Company shall have no further obligation to pay any compensation of any kind or severance payment of any kind nor to make any further payment in lieu of notice and all benefits provided by the Company to Executive under this Agreement or otherwise shall cease as of the termination date.

(d) Termination for Cause.

(1) Termination; Payment of Salary and Vacation. The Board may terminate Executive’s employment with the Company at any time for “cause” (as defined below). In the event that Executive’s employment is terminated for cause under this Section 4(d), Executive shall receive payment for all earned but unpaid Base Salary as of Executive’s employment termination date (which for purposes of this Section 4(d) shall be the date specified by the Board); accrued but unused vacation time as of Executive’s termination date; the amount of any unreimbursed expenses described in Section 2(f), which were incurred by Executive before his termination date; and benefits Executive is then entitled to receive under applicable benefit plans of the Company. All of the foregoing payments and benefits shall be paid less all applicable federal, state or local taxes and other normal payroll deductions. Except as expressly provided in this Section 4(d), the Company shall have no further obligation to pay any compensation of any kind nor to make any payment in lieu of notice and all benefits provided by the Company to Executive under this Agreement or otherwise shall cease as of the termination date.

(2) Definition of Cause. For purposes of this Agreement, the Company shall have “cause” to terminate Executive’s employment upon the occurrence of any of the following: (a) a material breach by Executive of the terms of this Agreement; (b) any act of theft, misappropriation, embezzlement, intentional fraud or similar conduct by Executive involving the Company or any affiliate; (c) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving an act of dishonesty, moral turpitude, deceit or fraud by Executive; (d) any damage of a material nature to the business or property of the Company or any affiliate caused by Executive’s willful or grossly negligent conduct; or (e) Executive’s failure to act in accordance with any specific lawful instructions given to Executive in connection with the performance of his duties for the Company or any affiliate.

(e) Termination Without Cause. The Company at any time without prior written notice may terminate Executive’s employment without cause. In the event Executive’s employment is terminated without cause, Executive shall receive payment for all earned but unpaid Base Salary as of Executive’s termination date (which for purposes of this Section 4(e), shall be the date specified by the Board); accrued but unused vacation time as of Executive’s termination date; the amount of any unreimbursed expenses described in Section 2(f), which were incurred by Executive before his termination date; and benefits the Executive is then entitled to receive under applicable benefit plans of the Company. All of the foregoing payments and benefits shall be paid less all applicable federal, state or local taxes and other normal payroll deductions, if any. In the event Executive’s employment is terminated without cause under this Section 4(e), and provided that Executive has executed a general release in form and substance satisfactory to the Company and substantially similar to Exhibit A hereto, the Company also shall provide to Executive as severance (i) the payment of an amount equal to Executive’s highest Base Salary during the twelve (12) month period prior to the termination date, and the target Bonus for the year in which such termination of employment occurs, less all applicable federal, state, or local taxes and other normal payroll deductions, payable in equal installments on the Company’s regular pay schedule over a period of twelve (12) months; (ii) continuation of Executive’s participation in the Company’s health and welfare benefits (other than disability benefits) until the earlier of (x) twelve (12) months following Executive’s termination or (y) such time as Executive is covered by comparable programs of a subsequent employer; (iii) continuation of Executive’s participation in any management perquisites applicable to Executive until the earlier of (x) twelve (12) months following Executive’s termination or (y) such time as Executive is covered by comparable perquisites of a subsequent employer; (iv) the payment to Executive, at the end of the fiscal year in which Executive’s termination occurs, of a pro rata portion of Executive’s target Bonus for the year in which Executive’s termination occurs, prorated for Executive’s actual employment period during such year and adjusted for performance; and (v) the provision of not less than eighteen (18) months of executive-level outplacement services at Company expense; provided, however, the expense for such services in any calendar year shall not exceed eighteen percent (18%) of the amount equal to Executive’s highest Base Salary during the twelve (12) month period prior to the termination date and the target Bonus for the year in which such termination occurs. Except as specifically provided in this Section 4(e), no other compensation of any kind or severance or other payment of any kind shall be payable by the Company after such termination date and all benefits provided by the Company to Executive under this Agreement or otherwise shall cease as of the termination date.

(f) Termination for Good Reason. Notwithstanding anything in this Section 4 to the contrary, Executive may voluntarily terminate his employment with the Company and, provided that Executive has executed a general release in form and substance satisfactory to the Company and substantially similar to Exhibit A hereto, receive the benefits detailed in clause 4(e) upon or within ninety (90) days following the occurrence of an event constituting “Good Reason,” which for purposes of this Section 4(f) shall mean any of the following: (i) a material adverse change in Executive’s position causing it to be of materially less stature, responsibility, or authority without Executive’s written consent, and such a materially adverse change shall in all events be deemed to occur if Executive no longer serves as Executive Vice President, Human Resources, unless Executive consents in writing to such change; (ii) a reduction, without Executive’s written consent, in Executive’s Base Salary or the Bonus Executive is eligible to earn under the AIP (or successor plan thereto), or Executive’s incentive or equity opportunity under any material incentive or equity program of the Company, provided, however, that nothing herein shall be construed to guarantee Executive’s Bonus for any year if the applicable performance targets are not met; and provided further that it shall not constitute Good Reason hereunder if the Company makes an appropriate pro rata adjustment to the applicable Bonus and targets under the annual cash bonus plan in the event of a change in the Company’s fiscal year; (iii) a material reduction without Executive’s consent in the aggregate health and welfare benefits provided to Executive pursuant to the health and welfare plans, programs and arrangements in which Executive is eligible to participate; or (iv) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement. Unless Executive provides written notification of an event described in clauses (i) through (iv) above within ninety (90) days after Executive knows or has reason to know of the occurrence of any such event, Executive shall be deemed to have consented thereto and such event shall no longer constitute Good Reason for purposes of this Agreement. If Executive provides such written notice to the Company, the Company shall have ten (10) business days from the date of receipt of such notice to effect a cure of the event described therein and, upon cure thereof by the Company to the reasonable satisfaction of Executive, such event shall no longer constitute Good Reason for purposes of this Agreement.

(g) Termination Upon Change of Control. In the event of Executive’s Termination Upon Change of Control (as defined below), Executive shall receive the benefits detailed in Section 4(e) on the terms and conditions set forth therein, including Executive’s execution of a release in form and substance satisfactory to the Company and substantially similar to Exhibit A hereto, provided, however, that the payment set forth in Section 4(e)(i) shall be made in a lump sum, to be paid within thirty (30) days of Executive’s termination date, and not in installments over a twelve (12) month period as provided in Section 4(e)(i). Except as specifically provided in this Section 4(g), no other compensation of any kind or severance or other payment of any kind shall be payable by the Company to Executive after Executive’s termination date. Any amounts due Executive under this Section 4(g) are in the nature of severance payments, or liquidated damages which contemplate both direct damages and consequential damages that may be suffered as a result of Executive’s termination of employment, and are not in the nature of a penalty. For purposes of this Section 4(g) “Termination Upon Change of Control” means (i) the termination of Executive’s employment by the Company without cause during the period commencing on the date the “Change of Control” (as defined in the Company’s 2002 Stock Incentive Plan) occurs and ending on the date which is eighteen (18) months after the Change of Control; or (ii) any resignation by Executive for Good Reason within eighteen (18) months after the occurrence of a Change of Control; but (iii) “Termination Upon Change of Control” shall not include any termination of Executive’s employment by the Company for cause, as a result of the death or disability of Executive, or as a result of the voluntary termination of Executive’s employment for reasons other than Good Reason.

(h) At-Will Employment. Executive understands and agrees that his employment with the Company is at-will, which means that either Executive or the Company may, subject to the terms of this Agreement, terminate this Agreement at any time with or without cause and with or without notice. Any modification of the at-will nature of this Agreement must be in writing and executed by Executive and the Company.

(i) Ongoing Obligations. Executive acknowledges that the Company and Executive have ongoing rights and obligations relating to intellectual property and confidential information of the Company, together with fiduciary rights and obligations, which will survive the termination of Executive’s employment.

5. Indemnification. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that Executive is or was a director or officer of the Company or serves or served any other corporation fifty percent (50%) or more owned or controlled by the Company in any capacity at the Company’s request, Executive shall be indemnified by the Company, and the Company shall pay Executive’s related expenses when and as incurred, all to the fullest extent permitted by the laws of the State of Delaware, and the Company’s Certificate of Incorporation and Bylaws.

6. Proprietary Information Obligations. During Executive’s employment by the Company, Executive will have access to and become acquainted with the Company’s confidential and proprietary information (collectively “Proprietary Information”), including but not limited to information or plans regarding the Company’s customer relationships; personnel; technology and intellectual property; sales, marketing and financial operations and methods; and other compilations of information, records and specifications. Executive shall not disclose any Proprietary Information of the Company, or of any affiliate, directly or indirectly, to any person, firm, corporation or other entity for any reason or purpose whatsoever, nor shall Executive make use of any such Proprietary Information for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Company and the affiliate) under any circumstances, during or after the term of this Agreement, except as reasonably necessary in the course of his employment for the Company or as authorized in writing by the Company. All files, records, documents, computer-recorded or electronic information and similar items relating to the business of the Company or the affiliate, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company or the affiliate, respectively, and Executive agrees to return all property of the Company or the affiliate in his possession and under his control immediately upon any termination of Executive’s employment, and no copies thereof shall be kept by Executive.

7. Noninterference.

(a) While employed by or compensated by the Company pursuant to this Agreement and for a period of two (2) years thereafter, Executive agrees not to: (i) directly or indirectly, either on Executive’s own account or for any company, limited liability company, partnership, joint venture or other entity or person (including, without limitation, through any existing or future affiliate), solicit any employee of the Company or any existing or future affiliate to leave his or her employment or knowingly induce or knowingly attempt to induce any such employee to terminate or breach his or her employment agreement with the Company or any existing or future affiliate, if any; or (ii) directly or indirectly (including, without limitation, through any existing or future affiliate), solicit, cause in any part or knowingly encourage any current or future customer of or supplier to the Company or any existing or future affiliate to modify the business relationship, or cease doing business in whole or in part, with the Company or any such affiliate.

(b) In the event a court of competent jurisdiction or other tribunal or person(s) mutually selected by the parties to resolve any dispute (collectively a “Court”) has determined that Executive has violated the provisions of this Agreement, the running of the time period of such provisions so violated shall be automatically suspended as of the date of such violation and shall be extended for the period of time from the date such violation commenced through the date that the Court determines that such violation has permanently ceased.

8. Injunctive Relief. The parties hereto agree that damages would be an inadequate remedy for the Company in the event of a breach or threatened breach of Sections 6 or 7 of this Agreement by Executive, and in the event of any such breach or threatened breach, the Company may, either with or without pursuing any potential damage remedies, obtain and enforce an injunction prohibiting Executive from violating this Agreement and requiring Executive to comply with the terms of this Agreement.

9. Warranties and Representations. Executive hereby represents and warrants to the Company that he:

(a) is not now under any obligation of a contractual or quasi-contractual nature known to him that is inconsistent or in conflict with this Agreement or that would prevent, limit or impair the performance by Executive of his obligations hereunder; and

(b) has been or has had the opportunity to be represented by legal counsel in the preparation, negotiation, execution and delivery of this Agreement and understands fully the terms and provisions hereof.

10. Miscellaneous.

(a) Notices. Any notice or communication required or permitted by this Agreement shall be deemed sufficiently given if in writing and, if delivered personally, when it is delivered or, if delivered in another manner, including without limitation, by facsimile (with confirmation of receipt and a confirmation copy sent by U.S. Mail or overnight delivery), the earlier of when it is actually received by the party to whom it is directed or when the period set forth below expires (whether or not it is actually received): (i) if deposited with the U.S. Postal Service, postage prepaid, and addressed to the party to receive it as set forth below, forty-eight (48) hours after such deposit as registered or certified mail; or (ii) if accepted by Federal Express or a similar delivery service in general usage for delivery to the address of the party to receive it as set forth next below, twenty-four (24) hours after the delivery time promised by the delivery service.

To the Company:

Del Monte Foods Company
One Market at The Landmark
P.O. Box 193575
San Francisco, California 94119-3575
Fax: 415/247-3263
Attention: Board of Directors and Secretary

With a copy to:

Gibson, Dunn & Crutcher LLP
One Montgomery Street
San Francisco, California 94104-4505
Fax: 415/986-5309
Attention: Douglas D. Smith, Esq.

To Executive:

Nils Lommerin
1311 Galanti Court
Pleasanton, California 94566

With a copy to:

McCarter & English, LLP
Four Gateway Center
100 Mulberry Street
Newark, New Jersey 07102-4056
Fax: 973/624-7070
Attention: Joseph R. Scholz, Esq.

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

(b) Severability. If any term or provision (or any portion thereof) of this Agreement is determined by a court to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions (or other portions thereof) of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or provision (or any portion thereof) is invalid, illegal or incapable of being enforced, this Agreement shall be deemed to be modified so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby and the terms and provisions hereof are fulfilled to the greatest extent possible.

(c) Entire Agreement. This Agreement, including any documents incorporated by reference herein, contains the Company’s entire understanding with Executive related to the subject matter hereof, and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral. Without limiting the generality of the foregoing, except as provided in this Agreement, all understandings and agreements, written or oral, relating to the employment of Executive by the Company, or the payment of any compensation or the provision of any benefit in connection therewith or otherwise are hereby terminated and shall be of no future force and effect.

(d) Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement. Signatures may be exchanged by electronic facsimile with machine evidence of transmission.

(e) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and the Company’s successors and assigns. Executive may not assign any of his duties or rights under this Agreement without the prior written consent of the Company, which consent will not unreasonably be withheld. Except for Executive’s estate or designated beneficiary under Section 4(a), nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(f) Attorneys’ Fees. If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach thereof, the prevailing party shall be entitled to reasonable attorneys’ fees, as well as costs and disbursements, in addition to any other relief to which he or it may be entitled.

(g) Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by both parties.

(h) Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of California except as otherwise provided in Section 10(b) above.

(i) Further Assurances. Each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken, all appropriate actions, and to cause to take or to be taken, all things necessary, proper or advisable under applicable laws to effect the transactions contemplated by this Agreement, including without limitation, execution and delivery to the Company of such representations in writing as may be requested by the Company in order for its to comply with applicable federal and state securities laws.

(j) Fees and Expenses Relating to Agreement. Each of the parties hereto shall bear its own fees and expenses incurred in connection with the preparation of this Agreement and the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

EXECUTIVE:

/s/ Nils Lommerin
Nils Lommerin

COMPANY:

DEL MONTE FOODS COMPANY

By:	/s/ David L. Meyers
David L. Meyers
Executive Vice President
Administration and Chief Financial Officer

EXHIBIT A

GENERAL RELEASE

I, Nils Lommerin (“Executive”), agree as follows (“Release”):

Executive hereby releases, acquits and forever discharges Del Monte Foods Company (“the Company”) and each of its officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates (the “Releasees”) of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Release, including but not limited to, all such claims and demands directly or indirectly arising out of or in any way connected with Executive’s employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the antidiscrimination statutes of California or other states; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

[THIS SECTION ONLY IF EXECUTIVE IS 40 YEARS OR OLDER Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA. Executive also acknowledges that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which he was already entitled.

Executive acknowledges his understanding that he may take twenty-one (21) days to consider this Release and that he has been advised that he should consult with an attorney, if he decides to do so, prior to executing this Release. Executive further acknowledges that he has seven (7) days following the execution of this Release by the parties to revoke the Release; and this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Release is executed by Executive, provided that the Company has also executed this Release by that date (“Effective Date”).]

Executive understands and agrees that this Release includes claims which may be unknown to Executive at present, and that Executive has read and understands Section 1542 of the California Civil Code, which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR

DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” Executive hereby expressly waives and relinquishes any and all rights under Section 1542 with respect to Executive’s release of any unknown or unsuspected claims Executive may have against the Releasees.

Executive agrees not to commence any proceeding in court against the Company in connection with the matters released herein and that the only cause of action Executive could have against the Company after the date hereof would be for a breach of this Release or for matters arising after the date hereof.

Date:[DO NOT DATE; EXHIBIT ONLY]	By:[DO NOT SIGN; EXHIBIT ONLY]